UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  05/09/2005

Wells Real Estate Investment Trust II, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  333-107066

MD	20-0068852
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of Principal Executive Offices, Including Zip Code)

770-449-7800
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

Credit Facility

On May 9, 2005, Wells Real Estate Investment Trust II, Inc. (the "Registrant"), through a wholly-owned subsidiary, entered into a $400.0 million, three-year, unsecured revolving financing facility (the "$400 Million Facility") with a syndicate of banks led by Wachovia Bank, N.A. (the "Lender"). The $400 Million Facility replaces the Registrant's $430.0 million, 180-day, secured revolving financing facility with Bank of America, N.A. In connection with closing the $400 Million Facility, the Registrant paid and expects to pay fees and expenses totaling approximately $2.1 million.

The $400 Million Facility agreement contains borrowing arrangements that, at the option of the Registrant, provide for interest costs based on LIBOR for 7, 30, 60, 90,or 180 day periods, plus an applicable margin ranging from 0.85% to 1.20% ("LIBOR Loans") or the floating base rate ("Base Rate Loans"). The applicable margin for LIBOR Loans is based on the Registrant's debt to total asset value ratio. The base rate for any day is the higher of the Lender's prime rate for such day or the Federal Funds Rate for such day plus 50 basis points.

Under the terms of the $400 Million Facility, accrued interest shall be payable in arrears on the first day of each calendar month. The Registrant is required to repay outstanding principal and accrued interest on May 9, 2008. The Registrant is able to extend the initial maturity date to May 9, 2009 if the Registrant seeks an extension and meets the related conditions set forth in the agreement. The Registrant may prepay any loan at any time without premium or penalty.

Under the terms of the $400 Million Facility, the Registrant may borrow up to 50% of the Unencumbered Asset Value, or the aggregate value of a subset of lender-approved properties. Unencumbered Asset Value is calculated as the annualized net operating income, of the lender-approved properties owned for four consecutive fiscal quarters divided by 8.25%, plus the book value, computed in accordance with accounting principles generally accepted in the United States ("GAAP"), of such properties acquired during the Registrant's most recently ended four fiscal quarters, plus the GAAP book value of construction-in-process properties included in the lender-approved subset.

The $400 Million Facility agreement also stipulates that the Registrant's net distributions, which equal total dividends and other distributions less the amount reinvested through the Registrant's dividend reinvestment plan, may not exceed the greater of 90% of the Registrant's Funds from Operations for the corresponding period or the minimum amount required in order for the Registrant to maintain its status as a REIT. Funds from Operations, as defined by the agreement, means net income (loss), minus (or plus) gains (or losses) from debt restructuring and sales of property during such period, plus depreciation on real estate assets and amortization (other than amortization of deferred financing costs) for such period, all after adjustments for unconsolidated partnerships and joint ventures.

Debt covenants of the $400 Million Facility require that the Registrant maintain its leverage, i.e., the ratio of total debt to total asset value, at 50% or less at all times during the term of the facility and its ratio of secured debt to total asset value, at 40% or less at all times during the term of the facility. Total asset value is equal to the sum of the Registrant's cash and cash equivalents, plus the annualized net operating income for the prior fiscal quarter for all properties owned for four consecutive fiscal quarters, divided by 8.25%, plus the GAAP book value of properties acquired during the Registrant's most recently ended four fiscal quarters, plus the GAAP book value, for construction in process properties, plus the GAAP book value of unimproved land and mortgage receivables. Other debt covenants include that the ratio of the Registrant's Unencumbered Asset Value to total unsecured debt to be less than 2:1 at any time and that the Registrant maintain certain interest coverage ratios and a minimum shareholders' equity. The $400 Million Facility also places certain limits on investments that fall outside the Registrant's core investments of improved office and industrial properties.

Item 2.01.    Completion of Acquisition or Disposition of Assets

Acquisition of 100 East Pratt Building

On May 12, 2005, the Registrant, through a wholly-owned subsidiary, purchased all of the interest in 100 East Pratt Street Business Trust, a Maryland business trust that owns a 28-story office building containing approximately 656,000 rentable square feet (the "100 East Pratt Building"). The 100 East Pratt Building is located on an approximate 2.1-acre parcel of land at 100 East Pratt Street in Baltimore, Maryland. The purchase price of the 100 East Pratt Building was approximately $207.5 million, plus closing costs. The acquisition was funded with net proceeds raised the Registrant's on-going public offering and with proceeds from the $400 Million Facility. The 100 East Pratt Building was purchased from Boston Properties, Inc. and East Pratt Street Associates Limited Partnership (collectively referred to as the Sellers), two entities unaffiliated with the Registrant, its subsidiaries or Wells Capital, Inc.

The 100 East Pratt Building, constructed in 1975 (lower building) and in 1991 (tower), is leased to T. Rowe Price Group, Inc. ("T. Rowe Price") (approximately 58%), Tydings & Rosenberg, LLP ("Tydings & Rosenberg") (approximately 6%) and Merrill Lynch & Co., Inc. ("Merrill Lynch") (approximately 5%). Approximately 6.8% of the 100 East Pratt Building is currently vacant.

T. Rowe Price, founded in 1937 and traded on NASDAQ, is a global investment management firm, providing a broad array of mutual funds, sub-advisory services, and separate account management for individual and institutional investors, and financial intermediaries. Headquartered in Baltimore, T. Rowe Price has offices in Amsterdam, Buenos Aires, Copenhagen, Hong Kong, London, Paris, Singapore and Tokyo. As of March 31, 2005, T. Rowe Price had more than $235.9 billion in assets under management for individuals and some of the world's leading corporations, public retirement plans, foundations, and endowments. The firm also offers a variety of sophisticated investment planning and guidance tools, with investment management services spanning the full range of U.S. and non-U.S. equity, fixed-income, and multi-asset class investment styles. As of March 31, 2005, T. Rowe Price employed 4,185 people worldwide and reported a net worth of approximately $1.8 billion.

Tydings & Rosenberg is a Baltimore-based law firm with 50 attorneys serving clients throughout the mid-Atlantic region and the country. In addition to its government practice, the firm practices in the areas of corporate, business, and tax issues, commercial and business litigation, bankruptcy and creditors' rights matters, estates and trusts, real estate transactions, and family law. A representative list of Tydings & Rosenberg clients includes Chubb Group of Insurance Cos., IBM Corporation, Johnson & Johnson, Joseph E. Seagram & Sons, Inc., M&T Bank, Mercedes Benz of North America, Inc., Owens-Illinois, Inc., Teachers Insurance and Annuity Assn. and Toyota Motor Sales, U.S.A., Inc.

Merrill Lynch, ranked 58th in the Fortune 100 and traded on the NYSE, is one of the world's leading financial management and advisory companies, with offices in 36 countries and total assets in private client accounts of approximately $1.6 trillion as of March 31, 2005. Merrill Lynch employs over 50,000 people worldwide, and has three core businesses - Global Private Client, Global Markets & Investment Banking Group and Merrill Lynch Investment Managers - offering a range of services for private clients, small businesses, institutions and corporations, and financial intermediaries. As an investment bank, the company is an underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch reported a net worth, as of April 1, 2005, of $32.9 billion.

The current aggregate annual base rent for T. Rowe Price, Tydings & Rosenberg, Merrill Lynch and the 23 other tenants in the 100 East Pratt Building is approximately $12.7 million. The current weighted-average remaining lease term for all tenants in the 100 East Pratt Building is approximately 11 years. T. Rowe Price has the right, at its option, to extend the initial term of its lease for two additional five-year periods. T. Rowe Price has a one-time right to terminate the portion of its lease covering the 10th floor space (42,283 square feet) effective October 31, 2009 for a termination fee equal to the sum of unamortized leasing commissions and tenant improvement allowances. Tydings & Rosenberg has exercised one renewal term of five years, and has the right, at its option, to extend the term of its lease for one additional five-year period. Merrill Lynch has exercised one renewal term of ten years, and has the right, at its option, to extend the term of its lease for one additional five-year period.

Boston Properties Limited Partnership, an affiliate of the Sellers, will manage the 100 East Pratt Building for a property management fee of 2% of gross revenues, excluding parking revenues. The Registrant does not intend to make significant renovations or improvements to the 100 East Pratt Building in the near term. Management believes that the 100 East Pratt Building is adequately insured.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 12, 2005, the Registrant drew down approximately $156.0 million from its $400 Million Facility to fund the acquisition of the 100 East Pratt Building. Following this draw, approximately $156.0 million is currently outstanding under the credit facility. Based on the Unencumbered Asset Value, the Registrant has approximately $87.7 million in remaining capacity under the $400 Million Facility.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before July 26, 2005, by amendment to this Form 8-K.

(b) Pro Forma Financial Information. See Paragraph (a) above.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: May 13, 2005.	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President